Exhibit 99.1

Granite Reports Second-Quarter 2013 Financial Results

  Record company backlog of $2.8 billion; Large Project Construction contract backlog increased 59% year over year to a record $2.0 billion, and Construction contract backlog increased 16% year over year to $807.7 million
  Second quarter revenues increased to $550.2 million, compared with $539.6 million in the second quarter of 2012; gross profit margin of 9.3 percent down slightly from last year
  Revenue and profit performance driven primarily by project timing in Large Project Construction segment

WATSONVILLE, Calif.--(BUSINESS WIRE)--August 1, 2013--Granite Construction Incorporated (NYSE: GVA) today reported net income attributable to common shareholders of $2.7 million, or $0.07 per diluted share, for the second quarter of 2013 compared with $1.9 million, or $0.05 per diluted share, for the second quarter of 2012.

“Granite continues to focus on driving results through execution of our strategic initiatives both to grow and to diversify the business,” said James H. Roberts, Granite president and chief executive officer.

“The Large Projects business continues to perform as expected. Our record backlog includes the start-up of several new projects in the second half of 2013, which will recognize profit in 2014,” Roberts said. “While our vertically integrated business still faces market-driven, competitive headwinds, we are benefitting from synergies with our acquisition of Kenny.”

Second-quarter 2013 Financial Results

Total Company

  Revenues for the quarter totaled $550.2 million, compared with $539.6 million in 2012.
  Gross profit in the second quarter of 2013 was $51.2 million, compared with $51.9 million last year, with corresponding gross profit margins of 9.3 percent and 9.6 percent. Gross profit and gross profit margin in the quarter were driven by the competitive environment in the Construction segment and project timing in the Large Project Construction segment.
  Selling, general and administrative expenses for the second quarter were $46.5 million, compared with $40.8 million in 2012. Kenny Construction Company (Kenny) accounted for nearly all of the increase.
  Operating income for the quarter was $8.0 million compared with $14.1 million in the prior year.
  Total contract backlog at June 30, 2013, was $2.8 billion compared with $2.0 billion at June 30, 2012. Backlog booked during the second quarter included $426.2 million associated with the IH-35E project in Texas and the I-440 project in North Carolina.

Construction

  Construction revenues in the second quarter were $308.6 million compared with $245.1 million a year ago. Revenues from Kenny and certain Western markets outweighed weakness in California in the second quarter.
  Gross profit margin was 8.2 percent compared with 7.3 percent a year ago. Construction profit performance improved despite continued margin pressure from an intensely competitive environment in key markets in the West.

Large Project Construction

  Large Project Construction revenues in the second quarter were $181.4 million compared with $228.8 million in the same period last year, reflecting the timing of new projects.
  Gross profit margin for the quarter of 12.2 percent was in line with 12.3 percent last year.

Construction Materials

  Construction Materials revenue in the second quarter totaled $60.2 million compared with $63.3 million for the same period last year.
  Gross profit margin was 6.6 percent compared with 7.9 percent a year ago, driven by ongoing weakness in certain geographic locations.

Guidance

The Company reaffirms the 2013 guidance provided in the first quarter 2013 earnings press release with two adjustments: Large Project Construction segment revenues are expected to be in the range of $850 million to $950 million, and cash flow from operations is expected to be $70 million to $100 million for the year.

Conference Call

Granite will conduct a conference call today, August 1, 2013 at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2013. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 20529008. The call will be recorded and available for replay approximately two hours after the live audio webcast through August 8, 2013 by calling (855) 859-2056. The conference ID for the replay is also 20529008.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Incorporated in 1922, Granite serves public- and private-sector clients on projects both small and large. Granite’s project teams represent some of the best in the industry serving owners in the transportation, power, federal, tunneling, underground, and industrial/mining and water resources markets. In 2013, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the fourth year in a row. For more information please visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS
Current assets
Cash and cash equivalents	$247,833	$321,990	$237,951
Short-term marketable securities	21,271	56,088	43,260
Receivables, net	336,418	325,529	272,562
Costs and estimated earnings in excess of billings	63,341	34,116	69,688
Inventories	68,905	59,785	67,503
Real estate held for development and sale	50,697	50,223	57,367
Deferred income taxes	36,687	36,687	38,571
Equity in construction joint ventures	148,727	105,805	107,821
Other current assets	35,651	31,834	20,436
Total current assets	1,009,530	1,022,057	915,159
Property and equipment, net	471,265	481,478	439,664
Long-term marketable securities	55,225	55,342	45,800
Investments in affiliates	31,421	30,799	28,521
Goodwill	53,598	55,419	9,900
Other noncurrent assets	80,365	84,392	68,603
Total assets	$1,701,404	$1,729,487	$1,507,647
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$20	$8,353	$9,102
Current maturities of non-recourse debt	2,147	10,707	16,328
Accounts payable	188,124	202,541	186,290
Billings in excess of costs and estimated earnings	144,044	139,692	75,629
Accrued expenses and other current liabilities	200,521	169,979	155,322
Total current liabilities	534,856	531,272	442,671
Long-term debt	270,148	270,148	200,168
Long-term non-recourse debt	7,354	922	4,641
Other long-term liabilities	46,817	47,124	47,393
Deferred income taxes	8,055	8,163	3,644
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,852,463 shares as of June 30, 2013, 38,730,665 shares as of December 31, 2012 and 38,684,540 shares as of June 30, 2012	389	387	387
Additional paid-in capital	121,368	117,422	112,815
Retained earnings	682,610	712,144	667,278
Total Granite Construction Incorporated shareholders’ equity	804,367	829,953	780,480
Noncontrolling interests	29,807	41,905	28,650
Total equity	834,174	871,858	809,130
Total liabilities and equity	$1,701,404	$1,729,487	$1,507,647

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Construction	$308,602	$245,113	$485,720	$363,059
Large Project Construction	181,371	228,799	353,086	392,727
Construction Materials	60,185	63,349	89,935	88,972
Real Estate	4	2,354	125	5,017
Total revenue	550,162	539,615	928,866	849,775
Cost of revenue
Construction	283,448	227,152	447,367	336,518
Large Project Construction	159,283	200,560	308,278	342,239
Construction Materials	56,231	58,349	91,955	89,922
Real Estate	3	1,638	13	4,244
Total cost of revenue	498,965	487,699	847,613	772,923
Gross profit	51,197	51,916	81,253	76,852
Selling, general and administrative expenses	46,454	40,806	104,112	85,882
Gain on restructuring	—	—	497	1,888
Gain on sales of property and equipment	3,306	2,954	4,394	4,871
Operating income (loss)	8,049	14,064	(17,968)	(2,271)
Other income (expense)
Interest income	380	611	508	1,655
Interest expense	(3,700)	(2,827)	(7,345)	(6,009)
Equity in income (loss) of affiliates	698	(484)	275	(1,101)
Other (expense) income, net	(495)	(5,018)	608	1,853
Total other expense	(3,117)	(7,718)	(5,954)	(3,602)
Income (loss) before provision for (benefit from) income taxes	4,932	6,346	(23,922)	(5,873)
Provision for (benefit from) income taxes	1,766	1,859	(7,261)	(1,673)
Net income (loss)	3,166	4,487	(16,661)	(4,200)
Amount attributable to noncontrolling interests	(448)	(2,538)	(2,603)	(5,624)
Net income (loss) attributable to Granite Construction Incorporated	$2,718	$1,949	$(19,264)	$(9,824)

Net income (loss) per share attributable to common shareholders:
Basic	$0.07	$0.05	$(0.50)	$(0.26)
Diluted	$0.07	$0.05	$(0.50)	$(0.26)
Weighted average shares of common stock:
Basic	38,829	38,471	38,720	38,368
Diluted	39,769	39,151	38,720	38,368

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2013	2012
Operating activities
Net loss	$(16,661)	$(4,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	33,988	29,573
Non-cash restructuring, net	(497)	(1,888)
Other non-cash impairment charges	-	2,752
Gain on sales of property and equipment	(4,394)	(4,871)
Stock-based compensation	8,101	6,492
Changes in assets and liabilities	(72,185)	(62,482)
Net cash used in operating activities	(51,648)	(34,624)
Investing activities
Purchases of marketable securities	(14,975)	(39,945)
Maturities of marketable securities	43,000	65,100
Proceeds from sale of marketable securities	5,000	35,000
Additions to property and equipment	(19,422)	(19,855)
Proceeds from sales of property and equipment	8,481	6,078
Payment of Kenny post-closing adjustments	(4,621)	-
Other investing activities, net	163	(978)
Net cash provided by investing activities	17,626	45,400
Financing activities
Long-term debt principal payments	(10,594)	(10,834)
Cash dividends paid	(10,078)	(10,050)
Purchase of common stock	(5,022)	(4,054)
Contributions from noncontrolling partners	6,001	-
Distributions from noncontrolling partners	(21,142)	(5,440)
Other financing activities, net	700	563
Net cash used in financing activities	(40,135)	(29,815)
Decrease in cash and cash equivalents	(74,157)	(19,039)
Cash and cash equivalents at beginning of period	321,990	256,990
Cash and cash equivalents at end of period	$247,833	$237,951

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2013
Revenue	$308,602	$181,371	$60,185	$4	$485,720	$353,086	$89,935	$125
Gross profit (loss)	25,154	22,088	3,954	1	38,353	44,808	(2,020)	112
Gross profit (loss) as a percent of revenue	8.2%	12.2%	6.6%	25.0%	7.9%	12.7%	(2.2)%	89.6%

2012
Revenue	$245,113	$228,799	$63,349	$2,354	$363,059	$392,727	$88,972	$5,017
Gross profit (loss)	17,961	28,239	5,000	716	26,541	50,488	(950)	773
Gross profit (loss) as a percent of revenue	7.3%	12.3%	7.9%	30.4%	7.3%	12.9%	(1.1)%	15.4%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	June 30, 2013		March 31, 2013		June 30, 2012

Construction	$807,686	28.9%	$740,259	30.8%	$697,535	35.8%
Large Project Construction	1,989,156	71.1%	1,660,056	69.2%	1,252,828	64.2%

Total	$2,796,842	100.0%	$2,400,315	100.0%	$1,950,363	100.0%

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532